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                                                                      EXHIBIT 12

                             A. H. BELO CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                     Year Ended December 31,
                                               ------------------------------------------------------------------
                                               1992            1993           1994            1995           1996
                                               ----            ----           ----            ----           ----
Earnings:
  Earnings before income taxes and
 the cumulative effect of
     accounting charges                        $61,573        $75,578        $107,897       $111,014       $144,040
  Add: Total fixed charges                      26,597         18,792          17,294         32,089         29,009
  Less: Interest capitalized                       395          1,961             138            957            255
                                               -------        -------        --------       --------       --------
      Adjusted earnings                        $87,775        $92,409        $125,053       $142,146       $172,794
                                               =======        =======         =======       ========       ========

Fixed Charges:
  Interest                                     $24,554        $16,976         $16,250       $ 30,944       $ 27,898

  Portion of rental expense
    representative of the interest
    factor (1)                                   2,043          1,816           1,044          1,145          1,111
                                               -------        -------        --------       --------       --------
        Total fixed charges                    $26,597        $18,792         $17,294       $ 32,089       $ 29,009
                                               =======        =======         =======       ========       ========


Ratio of Earnings to Fixed Charges                3.30 x         4.92  x         7.23  x        4.43  x        5.96  x
                                               =======        =======         =======       ========       ========


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(1)      For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.